EXHIBIT 10(E)(E)
EMCOR GROUP, INC.
VOLUNTARY DEFERRAL PLAN

Effective as of January 1, 2013

ARTICLE I
NAME AND PURPOSE OF PLAN AND DEFINITIONS

1.1	Name and effective date. The Plan set forth herein is the EMCOR Group, Inc. Voluntary Deferral Plan, established effective January 1, 2013.

1.2
Status of Plan. The Plan is intended to be (i) a plan described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, and (ii) a nonqualified deferred compensation plan that complies in form and operation with Section 409A. Notwithstanding the foregoing, neither the Company nor any parent, subsidiary or affiliate, nor any officer, director or employee of the Company or of any parent, subsidiary or affiliate shall be liable to any Participant or to any other person by reason of any failure or asserted failure of the Plan so to qualify, in whole or in part.

1.3	Definitions. When used herein, the following words shall have the meanings indicated below.

(a)	“Account”: an account described in Section 3.3, including any sub-accounts that the Administrator may establish.

(b)	“Administrator”: the Administrator appointed pursuant to Section 6.1.

(c)
“Base Pay”: for any Plan Year, an Eligible Employee’s base salary, determined before reductions for employee benefit deferrals (including, but not limited to, deferrals under this Plan) or other contributions.

(d)	“Basic Matching Credit”: a credit determined under Section 3.2(a).

(e)	“Basic Plan”: the EMCOR Group, Inc. 401(k) Savings Plan, as from time to time amended and in effect.

(f)	“Beneficiary”: in respect of any Participant, the person or persons that are treated as the Participant’s Beneficiary pursuant to Section 5.3(a).

(g)
“Bonus Compensation”: for any Participant for any Plan Year, the aggregate amount of the Participant’s annual cash bonus and/or annual cash incentive payment(s), if any, from the Company and its subsidiaries earned for such year.

(h)
“Change in Control”: means an occurrence that is both a “Change in Control” as defined in the Company’s 2010 Incentive Plan and a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company.

(i)	“Code”: the Internal Revenue Code of 1986, as from time to time amended and in effect.

(j)	“Committee”: the Compensation and Personnel Committee of the Board of Directors of EMCOR Group, Inc.

(k)	“Company”: EMCOR Group, Inc.

(l)	“Credit”: any or all, as the context requires, of an Elective Credit, a Basic Matching Credit or a Supplemental Matching Credit.

(m)	“Deferred Compensation Agreement”: a written agreement described in Section 3.1(a).

(n)	“Elective Credit”: a credit determined under Section 3.1.

(o)	“Eligible Employee”: as of any relevant time, an employee who is eligible to participate in the Basic Plan and who then meets the eligibility criteria set forth in Section 2.1.

(p)
“Eligible Match Pay”: as to any Participant for any Plan Year and subject to the limitations at Section 3.2 below, (a) the excess of the Participant’s Base Pay over the dollar limitation in effect for the Plan Year under Section 401(a)(17) of the Code, plus (b) the Participant’s Bonus Compensation, if any, for the Plan Year.

(q)	“ERISA”: the Employee Retirement Income Security Act of 1974, as from time to time amended and in effect.

(r)	“Participant”: an Eligible Employee who has an Account under the Plan.

(s)	“Plan”: this EMCOR Group, Inc. Voluntary Deferral Plan, as from time to time amended and in effect.

(t)	“Plan Year”: the calendar year.

(u)	“Section 409A”: Section 409A of the Code.

(v)
“Separation from Service”: a separation from service, within the meaning of Treas. Regs. §1.409A-1(h), with the Company and any other company that would be treated as a single employer with the Company under the first sentence of Treas. Regs. §1.409A-1(h)(3); and correlative terms shall be construed to have a corresponding meaning.

(w)	“Supplemental Matching Credit”: a discretionary credit determined under Section 3.2(b).

(x)	“Unforeseeable Emergency”: a severe financial hardship to the Participant, as determined by the Administrator consistent with the requirements of Treas. Regs. § 1.409A-3(i)(3).

To the extent permitted by the Administrator, the terms “written,” “in writing,” and terms of similar import shall include communications by electronic media.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1
Eligibility to participate. Except as the Committee may otherwise determine, eligibility to participate in the Plan is limited to individuals who are eligible to participate in the Basic Plan and whose annual rate of salary is at least $175,000 or such other threshold amount as the Committee may from time to time specify. Eligibility to participate in the Plan for any Plan Year shall be determined in advance of the deadline for submitting deferral elections for such Plan Year in accordance with Section 3.1. Once the deadline for a deferral election with respect to a Plan Year has passed, no subsequent change in the Plan’s eligibility rules or an individual’s eligibility to participate in the Plan, including any change in rates of salary or in the threshold amount (if other than $175,000) specified by the Committee for purposes of eligibility to participate in the Plan, shall give any individual the right to make, alter or revoke a deferral election for such Plan Year.

2.2
Termination of participation. The Committee may terminate an Eligible Employee’s participation in the Plan at any time. If an Eligible Employee’s participation in the Plan terminates hereunder, the Participant’s Account shall continue to be adjusted for notional earnings until it is distributed, as further provided in Section 3.3. No termination of participation shall result in a cessation or refund of deferrals for which the deferral election has already been made, except in accordance with Section 5.2 or otherwise in a manner that is consistent with compliance with the requirements of Section 409A.

ARTICLE III
ELECTIONS TO DEFER; RELATED MATTERS

3.1	Elective Credits.

(a)
Deferred Compensation Agreement. For each Plan Year, an Eligible Employee may elect to defer up to 50% of the amount by which his or her Base Pay exceeds the dollar limitation in effect for the Plan Year under Section 401(a)(17) of the Code and up to 100% of his or her Bonus Compensation for the Plan Year, by entering into a Deferred Compensation Agreement with the Company in accordance with this Section 3.1. Elective Credits equal to the amounts, if any, deferred from Base Pay or Bonus Compensation, as the case may be, shall be credited to the Participant’s Account as soon as practicable after the deferral is withheld.

(b)
Election procedures and deadlines; deferrals of Base Pay and Bonus Compensation. Deferral elections under Section 3.1(a) must be made in accordance with such procedures as the Administrator may establish and in all events must be made irrevocably before the beginning of the calendar year in which any related services are performed.

(c)
Other requirements. Except as otherwise determined by the Administrator, a new Deferred Compensation Agreement must be timely executed for each Plan Year and shall be effective only if accepted and approved by the Administrator by the applicable deadline. Each deferral election shall be irrevocable once the applicable election deadline has passed.

(d)
Amount of Deferrals; additional limits. The Administrator may, prior to the effectiveness of any Deferred Compensation Agreement, impose additional limits on the amount of Base Pay or Bonus Compensation eligible to be deferred under such Agreement.

3.2	Matching Credits.

(a)	Basic Matching Credit. For each Plan Year, a Participant shall be entitled to a Basic Matching Credit equal to the sum of (i) and (ii), where

(i)	is one hundred (100%) percent of the first three (3%) percent of the Participant’s Eligible Match Pay deferred under Section 3.1 above for the Plan Year; and

(ii)	is fifty (50%) percent of the next two (2%) percent of the Participant’s Eligible Match Pay deferred under Section 3.1 above for the Plan Year;
provided, that the Basic Matching Credit shall in no event exceed four (4%) percent of the excess (if any) of the Participant’s Base Pay for the Plan Year over the dollar limitation in effect for the Plan Year under Section 401(a)(17) of the Code. Except as provided in the following sentence, the Basic Matching Credit, if any, for a Participant for any Plan Year shall be credited to the Participant’s Account as soon as practicable following the final determination of senior executive Bonus Compensation for the Plan Year (typically in March of the calendar year following the Plan Year). In any case where a Participant’s Bonus Compensation for a Plan Year may be payable in two installments during the following calendar year, (I) the Basic Matching Credit shall first be determined in accordance with this Section 3.2(a) by including in Eligible Match Pay only the portion of such Bonus Compensation that is payable at the first installment (and any related Basic Matching Credit shall be credited at that time); and (II) upon any later payment of additional Bonus Compensation for the Plan Year, Eligible Match Pay shall be adjusted and any additional Basic Matching Credit credited at such later time.

(b)
Supplemental Matching Credit. The Committee may, but need not, credit an additional percentage of a Participant’s Eligible Base Pay for a Plan Year as a Supplemental Matching Credit, subject to such additional terms and conditions as the Committee may determine. The Supplemental Matching Credit, if any, for a Participant for any Plan Year shall be credited to the Participant’s Account as soon as practicable following the final determination of the Participant’s Bonus Compensation for the Plan Year.

3.3	Accounts.

(a)
In general. The Administrator shall establish for each Participant an Account together with such sub-accounts as in the determination of the Administrator are needed or appropriate to reflect the Credits described above as well as debits and other adjustments, including without limitation adjustments for notional earnings under Section 3.3(b).

(b)
Notional earnings. Each Account shall be adjusted for notional (hypothetical) earnings in such manner as the Administrator may from time to time prescribe, which may include notional interest or the return on one or more notional investments or any combination thereof. The Administrator may (but shall not be required to) give a Participant the right to allocate or reallocate his or her Account among notional investment alternatives (which may include notional interest). In the case of any deferred Bonus Compensation that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, the measure or measures of notional interest or other notional earnings shall be selected by the Administrator from among those that are consistent with the preservation of such exception, as determined by the Administrator.

(c)
Nature of accounts. Accounts maintained under the Plan are bookkeeping accounts only and do not represent any funding or set-aside of assets. A Participant’s right to any payment under the Plan shall be no greater than those of an unsecured general creditor of the Company.

ARTICLE IV
VESTING

4.1
Vesting. Except as the Administrator may otherwise determine, each Account shall be fully vested at all times. However, the fact that an Account is fully vested shall not give the Participant (or his or her Beneficiary(ies)) or any other person any right to receive the value of such Account (as the same may from time to time be adjusted) except in accordance with the terms of the Plan, nor shall it be construed as a guarantee that the balance of the Account will not diminish.

ARTICLE V
PLAN DISTRIBUTIONS

5.1
Time and form of payment. Subject to Section 5.4, each Account shall be paid in a single lump-sum cash payment to the Participant (or, in the event of the Participant’s death, to his or her Beneficiary) in accordance with this Section 5.1 following the earlier to occur of the Participant’s Separation from Service (a “payment on account of Separation from Service”) or the occurrence of a Change in Control (a “payment on account of a Change in Control”).

A payment on account of Separation from Service shall be made on the first business day of the month following the end of the six-month period following the Separation from Service (or, if earlier, upon the death of the Participant). A payment on account of a Change in Control shall be made within thirty (30) days prior to or upon (but in no event later than thirty (30) days following) the Change in Control. A payment on account of Separation from Service may be accelerated for a Change in Control occurring after Separation from Service and prior to payment only to the extent permitted under Section 409A and the regulations thereunder.

5.2
Unforeseeable Emergency. A Participant who believes that an Unforeseeable Emergency exists may apply (in such form and manner the Administrator may prescribe) for a distribution under the Plan to alleviate the hardship. If the Administrator determines that an Unforeseeable Emergency exists and that all requirements of Treas. Regs. Section 1.409A-3(i)(3)(i) have been satisfied, it may direct the Company to pay to the Participant, in a single lump-sum cash payment, an amount not to exceed the lesser of (i) the amount required to address the Unforeseeable Emergency, determined by the Administrator in a manner consistent with Treas. Regs. Section 1.409A-3(i)(3)(ii), and (ii) the Participant's Account balance. The Administrator may provide for the cancellation of any deferral election in effect for a Participant who receives a hardship distribution under this Section 5.2.

5.3	Designation of Beneficiary; Death.

(a)
Designation of Beneficiary. A Participant may designate, in writing in a form and manner acceptable to the Administrator, and subject to such rules and limitations as the Administrator may prescribe, one or more beneficiaries under the Plan (who may be the same or different than those named under the Basic Plan) to receive benefits, if any, payable upon the Participant’s death. In the absence of any beneficiary designation pursuant to the immediately preceding sentence, benefits payable following death shall be paid to the Participant’s beneficiary or beneficiaries under the Basic Plan (in the same proportions as any Basic Plan benefits are paid to such beneficiaries, if more than once), or, if the Participant had no vested balance in the Basic Plan at the time of death, to the Participant’s estate.

(b)	Death. The Administrator may require as a condition of payment of any death benefit hereunder a certified death certificate or other confirmation of death satisfactory to the Administrator.

5.4
Certain tax matters. Payments hereunder shall be reduced by required tax withholdings. To the extent any deferral or credit under the Plan results in current “wages” for FICA purposes, the Company may reduce other pay of the Participant to satisfy withholding requirements related thereto; but if there is no other pay (or if the Company fails to withhold from such other pay to satisfy its FICA withholding obligations), the Participant’s Account shall be appropriately reduced (in a manner consistent with Section 409A and the regulations thereunder) by the amount of the required withholding.

ARTICLE VI
ADMINISTRATION OF THE PLAN

6.1
Administrator. Except as the Committee may otherwise determine, the Administrator shall be the Executive Vice President – Shared Services of the Company as from time to time in office, and his or her delegates. The Administrator (including the Committee) shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan, and whenever reference is made in the Plan to an action by the Administrator or the Committee, or to the authority of the Administrator or Committee to act, such reference shall be deemed to include the Administrator’s or Committee’s, as the case may be, full discretionary authority. Any action by the Administrator or the Committee purported to be taken under the Plan shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. However, no individual acting, directly or by delegation, as the Administrator may determine his or her own rights or entitlements under the Plan except as such rights or entitlements are affected in a nondiscriminatory manner by a determination or other action of general application. The Administrator shall establish such rules and procedures, maintain such records and prepare such reports as he or she, or the Committee, considers to be necessary or appropriate to carry out the purposes of the Plan.

6.2
Indemnification. Neither the Administrator nor the Committee nor any member thereof, nor any delegate of any of the foregoing, shall be personally liable by reason of any act taken hereunder or any failure to act hereunder, and the Company shall indemnify and hold harmless each such person against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, to the fullest extent permitted by the By-Laws of the Company.

6.3
Claims and appeal procedures. The Administrator shall establish claims and appeals procedures for the Plan under Section 503 of ERISA, which procedures (as from time to time amended and in effect) shall be deemed a part of the Plan and incorporated herein.

ARTICLE VII
AMENDMENT AND TERMINATION

7.1
Amendment; termination. By action of the Committee or its delegate, the Company reserves the absolute right at any time and from time to time to amend any or all provisions of the Plan, and to terminate the Plan at any time. In addition, the Administrator shall have the right at any time and from time to time to make amendments to the Plan (in general or with respect to one or more individual Participants or Beneficiaries) that are administrative in nature, including, without limitation, amendments coordinating the provisions of the Plan with the terms of any severance, separation or similar plan or agreement.

7.2
Effect of amendment or termination. No action under Section 7.1 shall be effective without a Participant’s express written consent to the extent it would reduce the balance of the Participant’s Account. For purposes of the immediately preceding sentence, an action will not be deemed to reduce the balance of an Account merely be reason of a change in the measure or measures of notional investment experience with respect to the Account. For the avoidance of doubt, nothing in this Section 7.2 shall be construed as prohibiting a distribution from the Account, including upon termination of the Plan in accordance with the requirements of Treas. Regs. §1.409A-3(j)(4)(ix).

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1
Source of payments. All payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Company, including for this purpose, if the Company so determines, assets of one or more trusts established in a manner consistent with Section 1.2 above to assist in the payment of benefits hereunder.

8.2
Inalienability of benefits. Except as required by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.

8.3	Expenses. The Company shall pay all costs and expenses incurred in operating and administering the Plan.

8.4	No right of employment. Nothing contained herein, nor any action taken under the provisions hereof, shall be construed as giving any Participant the right to be retained in the employ of the Company.

8.5	Headings. The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

8.6	Acceptance of Plan terms. By executing a Deferred Compensation Agreement, a Participant agrees, on his or her behalf and on behalf of his or her Beneficiaries, to abide by the terms of the Plan and the determinations of the Administrator with respect thereto.

8.7	Construction. The Plan shall be construed, regulated, and administered in accordance with the laws of Connecticut and applicable federal laws.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer as of the ______ day of _________________, 2012.

EMCOR GROUP, INC.
By:    _____________________________

Name: _____________________________

Title: _____________________________